Exhibit 16

March 20, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the Item 4 of Southern Peru Copper Corporation’s Form 8-K dated March 14, 2003 and have the following comments:

1.               We agree with the statements made in the second and third sentences of the first paragraph, and with the statements made in the second, third and fourth paragraph.

2.               We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph, or with the statements made in the fifth paragraph.

Very truly yours,

/s/ Deloitte & Touche LLP

cc:	Mr. Oscar Gonzalez Rocha
President and
Director General
Southern Peru Copper Corporation